Exhibit 10.2.2

Blink Charging Co. 605 Lincoln Road, 5th Floor Miami Beach, FL 33139	(305) 521-0200 BlinkCharging.com Nasdaq: BLNK

August 31, 2023

VIA ELECTRONIC MAIL

Aric Ohana
[*]

Re:	Amendment to Employment Offer Letter (the “Amendment”)

Dear Aric,

Please accept this Amendment on behalf of Blink Mobility, LLC, a subsidiary of Blink Charging Co., through its wholly owned subsidiary Envoy Technologies, Inc. This letter will confirm our agreement to amend that certain employment Offer Letter dated April 18, 2023 (the “Offer Letter”) in the following manner:

1.	Position. Effective August 25th, 2023, in addition to your position as the CEO of Envoy Technologies, you will assume the position of President of Blink Mobility. In this capacity, you will report to the CEO of Blink Mobility. You will carry out your duties for Blink Mobility at its offices located in Los Angeles, CA.

2.	Base Salary. Your annual base salary shall be amended to $17,500.00 per month ($210,000 annually). Any potential increases to the Base Salary shall be governed by the terms outlined in Section 2 of the Offer Letter.

3.	Ratification of the Offer Letter. Except as expressly amended by this Amendment, all other terms and conditions of the Offer Letter shall remain in full force and effect.

We look forward to continuing to work and growing together. Please confirm acceptance of this Amendment by signing below and returning it to Mrs. Kristin Anderson at KAnderson@blinkcharging.com.

Best Wishes,

/s/ Kristin Anderson

Kristin Anderson
Senior Manager, Human Resources

AGREED AND ACCEPTED:

By:	/s/ Aric Ohana	Date:	August 31, 2023
Aric Ohana

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